EXHIBIT 23A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Culp, Inc.:

We have issued our report dated July 16, 2009, with respect to the consolidated financial statements included in the Annual Report of Culp, Inc. and subsidiaries on Form 10-K for the year ended May 3, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Culp,  Inc. on Form S-8 (File No.  333-59512 effective April 26, 2001, File No. 333-59514 effective April 25, 2001, File No. 333-27519  effective May 21, 1997, File No.  333-101805 effective  December 12, 2002, File No. 33-13310  effective March 20,1987, File No. 33-37027 effective September 18, 1990, File No. 33-80206 effective June 13, 1994, File No. 33-62843 effective September 22,1995, and File No. 333-147663 effective November 27, 2007) and on Form S-3 and Form S-3/A (File No. 333-141346 effective March 16, 2007).

/s/ Grant Thornton LLP

Greensboro, North Carolina
July 16, 2009